Exhibit 99.2
THOMAS PROPERTIES GROUP, INC. ANNOUNCES
SECOND QUARTER 2013 RESULTS
Thomas Properties Group, Inc. (NYSE: TPGI) reported today the results of operations for the quarter ended June 30, 2013.
The results of operations presented in this release include TPGI’s results of operations for three and six months ended June 30, 2013 and 2012. The consolidated net loss for the three months ended June 30, 2013 was $5.6 million or $0.12 per share compared to consolidated net loss of $4.8 million or $0.12 per share for the three months ended June 30, 2012.The consolidated net loss for the six months ended June 30, 2013 was $14.5 million or $0.31 per share compared to consolidated net loss of $7.9 million or $0.21 per share for the six months ended June 30, 2012. The increase in the consolidated net loss during the six months ended June 30, 2013 compared to the six months ended June 30, 2012 was primarily due to an overall increase in our share of net loss from unconsolidated real estate entities and a decrease in investment advisory fees due to our increased ownership interest in the Austin properties from 6.25% to an effective interest of 33.3%. Additionally there was an increase in general and administrative expenses of $3.4 million primarily due to the settlement of a lawsuit. This was offset by increased revenue from the settlement of twelve units at our Murano condominium project for the six months ended June 30, 2013 compared to the settlement of four units for the six months ended June 30, 2012.
TPGI's share of after tax cash flow (“ATCF”) for the three months ended June 30, 2013 was $1.1 million or $0.02 per share compared to ATCF of $0.4 million or $0.01 per share for the three months ended June 30, 2012. The $0.01 increase in ATCF per share for the three months ended June 30, 2013 compared to the three months ended June 30, 2012 was primarily due to our increased share of ATCF from the Austin properties. TPGI's share of ATCF for the six months ended June 30, 2013 was $1.3 million or $0.03 per share compared to ATCF of $2.1 million or $0.05 per share for the six months ended June 30, 2012. The decrease in ATCF per share for the six months ended June 30, 2013 compared to the six months ended June 30, 2012 was primarily the result of the overall increase in consolidated net loss described above, and the increased number of shares of our common stock outstanding resulting from the issuance of common stock in 2012. The Company defines ATCF (a non-GAAP financial measure) as net income (loss) excluding the following items: noncontrolling interests, deferred income tax expense (benefit), non-cash charges for depreciation and amortization and asset impairment, amortization of loan costs, non-cash compensation expense, adjustments to recognize rental revenues using the straight-line method, adjustments to rental revenue to reflect the fair market value of rents, and gain from extinguishment of debt. ATCF is further described in note (a) and reconciled to net income (loss) in the financial statements below.
“We are pleased with our continued progress toward achievement of our strategic plan,” stated Jim Thomas, Chairman and CEO. “We have completed the sales of non-core land and operating assets, and through our renovation and leasing efforts we have increased the occupancy at our properties. During July, the Murano condominium mortgage was completely repaid from proceeds of unit sales. As we recently announced, we have elected to liquidate our TPG/CalSTRS joint venture and plan to acquire a controlling interest in CityWestPlace and San Felipe Plaza, two Class A properties in dynamic Houston markets. Our separate account management and Austin joint venture relationships with CalSTRS continue.”
Supplemental Materials
The Company publishes a Supplemental Financial Information package which is available at www.tpgre.com in the Investor Relations tab, Supplemental Financial Information section. The Company also provides an estimated net asset value workbook, available for download at www.tpgre.com in the Investor Relations tab, NAV Workbook section.
Teleconference and Webcast
TPGI will hold a quarterly earnings conference call on Friday, August 2, 2013 at 10:00 a.m. Pacific Time. To participate in the call, dial (877) 415-3183 and (857) 244-7326 internationally, and provide confirmation code 90609600.
A live webcast (listen only mode) of the conference call will also be available at that time. A hyperlink to the live webcast will be available from the Investor Relations section of our website at www.tpgre.com. A replay of the call will be available through August 30, 2013, by calling (888) 286-8010 and (617) 801-6888 internationally, and providing confirmation code 46503144. The replay will also be available on Thomas Properties Group, Inc.’s web site at www.tpgre.com. The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.
About Thomas Properties Group, Inc.
Thomas Properties Group, Inc., with headquarters in Los Angeles, is a full-service real estate company that owns, acquires, develops and manages primarily office, as well as mixed-use properties on a nationwide basis. The Company’s primary areas of focus are the acquisition and ownership of interests in premier office properties, property development and redevelopment, and property and investment management activities. For more information on Thomas Properties Group, Inc., visit www.tpgre.com.

Forward Looking Statements
Statements made in this press release or during the quarterly earnings conference call that are not historical may contain forward-looking statements. Although TPGI believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, these statements are subject to numerous risks and uncertainties. Factors that could cause actual results to differ materially from TPGI’s expectations include actual and perceived trends in various national and economic conditions that affect global and regional markets for commercial real estate services (including interest rates), the availability of debt and equity investors to finance commercial real estate transactions, our ability to enter into or renew leases at favorable rates, which can be impacted by the financial condition of our tenants, risks associated with the success of our development and property redevelopment projects, general volatility in the securities and credit markets, and the impact of tax laws affecting real estate. For a discussion of some of the factors that may cause our results to differ from management’s expectations, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K for the year ended December 31, 2012 and our subsequent Form 10-Q quarterly reports, each of which is filed with the Securities and Exchange Commission. TPGI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues:
Rental	$7,910	$7,684	$15,299	$15,530
Tenant reimbursements	5,393	4,981	10,969	10,402
Parking and other	828	745	2,208	1,485
Investment advisory, management, leasing and development services	636	733	1,528	1,664
Investment advisory, management, leasing and development services - unconsolidated real estate entities	3,178	4,219	6,282	8,321
Reimbursement of property personnel costs	903	1,356	2,033	2,867
Condominium sales	3,395	1,045	7,793	1,964
Total revenues	22,243	20,763	46,112	42,233
Expenses:
Property operating and maintenance	6,505	5,751	13,123	12,015
Real estate and other taxes	1,942	1,965	3,937	3,885
Investment advisory, management, leasing and development services	2,288	3,000	4,208	5,994
Reimbursable property personnel costs	903	1,356	2,033	2,867
Cost of condominium sales	2,773	721	6,411	1,393
Interest	3,303	4,216	7,244	8,454
Depreciation and amortization	3,920	4,152	8,112	7,662
General and administrative	4,553	4,892	12,480	9,131
Impairment loss	—	—	753	—
Total expenses	26,187	26,053	58,301	51,401
Interest income	91	8	114	13
Equity in net income (loss) of unconsolidated real estate entities	(3,565)	(794)	(6,321)	(816)
Gain (loss) on sale of real estate	141	—	(559)	—
Income (loss) before income taxes and noncontrolling interests	(7,277)	(6,076)	(18,955)	(9,971)
Benefit (provision) for income taxes	(18)	(31)	(40)	(74)
Net income (loss)	(7,295)	(6,107)	(18,995)	(10,045)
Noncontrolling interests' share of net (income) loss:
Unitholders in the Operating Partnership	1,289	1,550	3,711	2,591
Partners in consolidated real estate entities	455	(247)	764	(470)
	1,744	1,303	4,475	2,121
TPGI's share of net income (loss)	$(5,551)	$(4,804)	$(14,520)	$(7,924)
Income (loss) per share - basic and diluted	$(0.12)	$(0.12)	$(0.31)	$(0.21)
Weighted average common shares - basic and diluted	46,610,859	38,591,868	46,419,772	37,664,573

Reconciliation of net income (loss) to ATCF (a):
Net income (loss)	$(5,551)	$(4,804)	$(14,520)	$(7,924)
Adjustments:
Income tax (benefit) provision	18	31	40	74
Noncontrolling interests - unitholders in the Operating Partnership	(1,289)	(1,550)	(3,711)	(2,591)
Depreciation and amortization	3,920	4,152	8,112	7,662
Amortization of loan costs	112	160	273	320
Non-cash compensation expense	304	263	1,257	911

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
Straight-line rent adjustments	(360)	(88)	(34)	(355)
Adjustments to reflect the fair market value of rent	40	11	83	19
Impairment loss	—	—	753	—
(Gain) loss on sale of real estate	(141)	—	559	—
Unconsolidated real estate entities at TPGI's share:
Depreciation and amortization	7,314	2,243	14,727	4,599
Depreciation and amortization from discontinued operations	(4)	203	230	377
Amortization of loan costs	(55)	74	(109)	150
Amortization of loan costs from discontinued operations	—	9	—	14
Straight-line rent adjustments	(671)	6	(1,362)	(7)
Straight-line rent adjustments from discontinued operations	—	(15)	(31)	(20)
Adjustments to reflect the fair market value of rent	(939)	(191)	(1,864)	(422)
Adjustments to reflect the fair market value of rent from discontinued operations	—	(5)	11	(21)
Noncontrolling interests' share:
Depreciation and amortization	(1,862)	—	(3,830)	—
Depreciation and amortization from discontinued operations	—	—	(86)	—
Amortization of loan costs	28	—	56	—
Straight-line rent adjustments	273	—	494	—
Straight-line rent adjustments from discontinued operations	—	—	10	—
Adjustments to reflect the fair market value of rent	290	—	577	—
Adjustments to reflect the fair market value of rent from discontinued operations	—	—	(4)	—
ATCF before income taxes	$1,427	$499	$1,631	$2,786
TPGI's share of ATCF before income taxes (b)	$1,139	$378	$1,298	$2,095
TPGI's income tax benefit (expense) - current	(18)	(19)	(40)	(36)
TPGI's share of ATCF	$1,121	$359	$1,258	$2,059
ATCF per share - basic	$0.02	$0.01	$0.03	$0.05
ATCF per share - diluted	$0.02	$0.01	$0.03	$0.05
Dividends paid per share	$0.02	$0.015	$0.04	$0.03
Weighted average common shares - basic	46,610,859	38,591,868	46,419,772	37,664,573
Weighted average common shares - diluted	46,875,641	38,961,852	46,684,554	38,020,891

a.
ATCF is a non-GAAP financial measure and may not be directly comparable to similarly-titled measures reported by other companies. We define ATCF as net income (loss) excluding the following items: i) deferred income tax expense (benefit); ii) noncontrolling interests; iii) non-cash charges for depreciation and amortization and asset impairment; iv) amortization of loan costs; v) non-cash compensation expense; vi) the adjustment to recognize rental revenues using the straight-line method; vii) the adjustment to rental revenue to reflect the fair market value of rents; and viii) gain from extinguishment of debt. Our management utilizes ATCF data in assessing performance of our business operations in period to period comparisons and for financial planning purposes. ATCF should be considered only as a supplement to net income as a measure of our performance. ATCF should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs. ATCF also should not be used as a substitute for cash flow from operating activities (computed in accordance with GAAP).

b.
Based on an interest in our operating partnership of 79.83% and 79.60% for the three and six months ended June 30, 2013, respectively, and 75.63% and 75.18% for the three and six months ended June 30, 2012, respectively.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30,	December 31,
	2013	2012
	(unaudited)	(audited)
ASSETS
Investments in real estate:
Operating properties, net	$267,844	$267,798
Land improvements—development properties, net	6,331	6,403
Investments in real estate, net	274,175	274,201
Condominium units held for sale	32,095	37,891
Investments in unconsolidated real estate entities	68,429	106,210
Cash and cash equivalents, unrestricted	127,879	76,689
Restricted cash	3,935	11,611
Marketable securities	9,879	—
Rents and other receivables, net	1,401	1,825
Receivables from unconsolidated real estate entities	2,216	2,347
Deferred rents	20,343	18,994
Deferred leasing and loan costs, net	12,556	10,716
Other assets, net	13,667	10,222
Assets associated with land held for sale	—	60,286
Total assets	$566,575	$610,992
LIABILITIES AND EQUITY
Liabilities:
Mortgage loans	$261,738	$259,995
Accounts payable and other liabilities, net	25,299	28,346
Losses and distributions in excess of investments in unconsolidated real estate entities	11,366	10,084
Prepaid rent	2,355	1,784
Deferred revenue	11,250	10,566
Obligations associated with land held for sale	—	21,380
Total liabilities	312,008	332,155

Equity:
Stockholders’ equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none issued or outstanding as of June 30, 2013 and December 31, 2012	—	—
Common stock, $.01 par value, 225,000,000 shares authorized, 46,969,703 and 46,126,481 shares issued and outstanding as June 30, 2013 of and December 31, 2012, respectively	470	461
Limited voting stock, $.01 par value, 20,000,000 shares authorized, 11,646,949 and 12,313,331 shares issued and outstanding as of June 30, 2013 and December 31, 2012, respectively	116	123
Additional paid-in capital	261,833	258,780
Retained deficit and dividends	(100,140)	(83,635)
Total stockholders’ equity	162,279	175,729
Noncontrolling interests:
Unitholders in the Operating Partnership	37,781	44,154
Partners in consolidated real estate entities	54,507	58,954
Total noncontrolling interests	92,288	103,108
Total equity	254,567	278,837
Total liabilities and equity	$566,575	$610,992

Contact: Thomas Properties Group, Inc.
Website: www.tpgre.com
Diana M. Laing, Chief Financial Officer
(213) 613-1900